Exhibit 10.2
[UST INC. Letterhead]
                November 3, 2005
Mr. Murray S. Kessler
President
U.S. Smokeless Tobacco Company
100 West Putnam Avenue
Greenwich, CT 06830
Dear Mr. Kessler:
     The Board of Directors of UST Inc. (“UST”) and the Board of Directors of U.S. Smokeless Tobacco Company (the “Company”), a wholly owned subsidiary of UST, (together, the “Boards of Directors” or the “Board”) have determined that it is in the best interests of UST and the Company to amend the agreement entered into with you, dated September 13, 2004 (the “Agreement”), in order to reflect the fact that you shall hereafter be employed by UST and to make certain other clarifying amendments, as set forth below. In connection with this amendment (the “Amendment”), UST agrees that it shall undertake all of the obligations of the Company under the Agreement.
     For valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree that the Agreement shall be amended as follows, effective as of November 3, 2005:
     1. Each reference to the Company set forth in the Agreement shall be replaced with a reference to UST, except where the context otherwise requires.
     2. Section 3(h) of the Agreement is hereby amended to delete the final sentence thereof and to add the following sentence in lieu of the aforementioned sentence: “In the event of your termination of employment with UST for any reason, if requested to do so by UST, you shall resign from all offices or directorships that you may then hold with UST, the Company or any of their affiliates, effective as of the date of such termination, in a form acceptable to UST and the Company.”
     3. The form of release referenced in Section 3(h) of the Agreement and attached thereto as Annex 1 is hereby amended to refer to the Agreement as amended hereby, as set forth in Annex 1 hereto.

     4. Except as expressly set forth in this Amendment, the Agreement shall remain unmodified and in full force and effect.
          If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to UST the enclosed copy of this letter, which will then constitute our agreement with respect to the Amendment.

U.S. Smokeless Tobacco Company	UST Inc.

By /s/ Daniel W. Butler President	By /s/ Richard A. Kohlberger Senior Vice President,
General Counsel and
Secretary
Agreed to as of the 7th day
of November, 2005

/s/ Murray S. Kessler Murray S. Kessler

Annex 1
RELEASE AGREEMENT
     THIS RELEASE, entered into this [       ] day of [       ] by Murray S. Kessler, residing at [       ] (hereinafter referred to as the “Employee”).
W I T N E S S E T H:
     WHEREAS, the Employee, UST Inc., a Delaware corporation (“UST”), and U.S. Smokeless Tobacco Company, a Delaware corporation (“USSTC”), each having its principal offices in Greenwich, Connecticut, entered into a letter agreement, dated as of September 13, 2004 (as such Agreement may be amended from time to time, the “Agreement”), pursuant to Section 3(h) of which the Employee agreed and covenanted, to execute a general release of any and all claims he may have or may believe he has against UST, its affiliates and/or their respective officers, directors, employees, agents and representatives; and
     WHEREAS, the employment of the Employee was terminated as of [       ];
     NOW, THEREFORE, in consideration of the benefits to be provided to the Employee pursuant to the Agreement, it is agreed as follows:
1. The Employee voluntarily, knowingly and willingly releases and forever discharges UST, its subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees and agents, and each of their predecessors, successors and assigns, from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever which against them the Employee or his executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever arising prior to the time the Employee signs this agreement.
2. The release being provided by Employee in this agreement includes, but is not limited to, any rights or claims relating in any way to the Employee’s employment relationship with USSTC or UST, or the termination thereof, or under any statute, including the federal Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, or any other federal, state or local law or judicial decision.
3. By signing this release agreement, the Employee represents that he has not and will not in the future commence any action or proceeding arising out of the matters released hereby, and that he will not seek or be entitled to any award of legal or equitable relief in any action or proceeding that may be commenced on his behalf.
4. By signing this release agreement, the Employee agrees to cooperate fully with UST and its affiliates concerning reasonable requests for information about the business of USSTC or UST or any of their affiliates or your involvement and participation therein; the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of USSTC, UST or any of their affiliates which relate to events or occurrences that transpired while you were employed by USSTC and its affiliates; and in connection with any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while the Employee was so employed. The Employee’s full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of UST or any of its affiliates and/or their counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by UST or any of its affiliates and/or their counsel to effectuate the foregoing. UST agrees to reimburse you for any reasonable, out-of-pocket travel, hotel and meal expenses incurred in connection with your performance of obligations pursuant to this paragraph 4 for which you have obtained prior approval from UST.
5. The Employee acknowledges that UST has hereby advised him to consult with an attorney of his choosing prior to signing this release agreement. The Employee represents that he has had the opportunity to review this agreement and, specifically, the release in paragraph 1, with an attorney of his choice. The Employee also agrees that he has entered into this agreement freely and voluntarily.
6. The Employee acknowledges that he has been given at least twenty-one days to consider the terms of this release agreement. Furthermore, once he has signed this release agreement, the Employee shall have seven additional days from the date of signing this release agreement to revoke his consent hereto. The release agreement will not become effective until seven days after the date the Employee has signed it, which will be the effective date of this release agreement.
IN WITNESS WHEREOF, the Employee has executed this release agreement as of the date first set forth above.

Murray S. Kessler

WITNESS